As Filed with the Securities and Exchange Commission April 30, 2014

Registration No.: 333-194173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SDMS, INC.

Nevada	SIC 7990	46-4639670
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)
c/o SDMS, LLC SATELLITE RECORDS 333 COURT STREET #2 HOBOKEN, NJ 07030 (414) 254-6560
(Address and telephone of registrant’s executive office)
Mr. William Wong c/o SDMS, LLC SATELLITE RECORDS 333 COURT STREET #2 HOBOKEN, NJ 07030 (414) 254-6560
(Name, address and telephone of agent for service of process)
Copies of all communication to: Frank J. Hariton, Esq. 1065 Dobbs Ferry Road White Plains, NY 10607 Telephone (914) 674-4373 Fax (914) 693-2963

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this prospectus

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.   [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

Indicate by check mar whether the registrant is a large accelerated filer, a non accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, a “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer  [   ]   Accelerated Filer  [   ]   Non-accelerated Filer  [   ]   Smaller Reporting Company  [X]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $.001 per share (1)	2,550,417	$0.25	$637,604.25	$82.12*

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of '33, as amended. As of the date hereof, there is no established public market for the common stock being registered. Accordingly, the Company is using its best estimate of a possible market price.

*Previously Paid

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SDMS, INC.

Up to 2,550,417   Shares of Common Stock

Offering Price: $0.25 per share

This is a resale prospectus for the resale of up to 2,550,417 shares of our common stock by the selling stockholders listed herein in our initial public offering. We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any public market and, although we intend to initiate steps to have our common stock quoted on the Over the Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority ("FINRA") upon the effectiveness of the registration statement of which this prospectus is a part, we may not be successful in such efforts, and our common stock may never trade in any market. We have not yet contacted any broker-dealer to request that they apply to have our stock included on the OTCBB.

Selling stockholders selling pursuant to this prospectus will sell at a fixed price of $0.25 per share until our common shares are quoted on the OTCBB and thereafter all selling stockholders other than our three corporate officers will sell at prevailing market prices, or privately negotiated prices.  Our three officers, who are deemed to be underwriters, must offer their shares at a fixed price of $0.25 per share even if our shares are quoted on the OTCBB.  We will require substantial additional funding to meet all of our business objectives.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

INVESTING IN OUR COMMON STOCK INVOLVES VERY HIGH RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION

HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR

ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April __, 2014.

SUMMARY OF OUR OFFERING

The following summary information is a summary of information that appears elsewhere in this Prospectus. Prospective investors are advised that they should read the financial and other information contained herein in its entirety

OUR BUSINESS

SDMS, Inc. (“we”, “us” “the Company” or “SDMS”) is a Nevada corporation organized on December 12, 2013 to acquire all of the issued and outstanding membership interests of SDMS, LLC., a New Jersey limited liability company (the “Subsidiary”) from its present management.  All of our operations are conducted by the subsidiary. We have been in the business of selling electronic dance music (EDM) for over twenty years and our marketing has evolved with the music industry.  We have sold records and CD’s in retail outlets in New York City, Atlanta and Boston and through eCommerce. We have promoted festivals, concerts and other events for over twenty years.  Now we are seeking to become public so that we can implement our plan to sell EDM related merchandise along with electronic dance music to capture are larger share of this $4.5 billion industry.  Our offices are located at 333 Court Street #2, Hoboken, New Jersey 07030 and our telephone number is (414) 254-6560. We maintain a web site for music sales at www.satelliteedm.com.   Any information that may appear on our web site should not be deemed to be a part of this prospectus.

About This Offering

The Offering

Securities being offered:	Up to 2,550,417 shares of common stock, par value $0.001, by the selling stockholders.

Offering price per share:	$0.25

Offering period:	The shares will be offered on a time-to-time basis by the selling stockholders.

Net proceeds:	We will not receive any proceeds from the sale of the shares.

Use of proceeds:	We will not receive any proceeds from the sale of the shares.

Number of Shares of Common Stock and Preferred Stock Authorized and Outstanding:	1000,000,000 shares of common stock authorized, 20,000,000 shares issued and outstanding, 1,000,000 shares of blank check preferred stock authorized – none issued or designated

There is no trading market for our shares. We intend to find a broker dealer to sponsor us for inclusion on the Over the Counter Bulletin Board and thereafter we hope that a trading market will develop. To date we have not contacted any broker-dealer to act as a sponsor for our stock. Selling stockholders will sell at a fixed price of $0.25 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.  Our three officers, who are deemed to be underwriters, must offer their shares at a fixed price of $0.25 per share even if our shares are quoted on the OTCBB

Selected Financial Information

The following information is for our subsidiary SDMS, LLC

BALANCE SHEET DATA:
As of December 31,
	2013	2012

Cash	$ 3,557	$ 1,630
Total Assets	$ 3,557	$ 1,630
Liabilities	$ 159,972	$ 140,719
Stockholders’ (Deficit)	$ (156,415)	$ (139,089)
Total Liabilities and Stockholder’s (Deficit)	3,557	1,630

STATEMENT OF OPERATIONS DATA:
For the year ended December 31,
	2013	2012

Revenues:	$ 10,680	$ 15,817
Operating expenses:	$ 53,730	$ 48,063
Net (loss):	$ (52,726)	$ (41,922)

The foregoing summary information is qualified by and should be read in conjunction with our audited financial statements and accompanying footnotes.

RISK FACTORS

You should carefully consider the following factors in evaluating our business, operations and financial condition.  The occurrence of any the following risks could have a material adverse affect on our business, financial condition and results of operations.

Risks Related to Our Business

We have a history of losses.  We had a net loss of $(52,726) for the year ended December 31, 2013 and $(41,922) for the year ended December 31, 2012.  As a result of our continuing losses, we have a stockholders’ deficit of $(156,415) at December 31, 2013.  Unless we can become profitable or find substantial sources of capital, neither of which can be assured, we will be required to cease operations and the value of our shares will suffer.

Our independent auditors have expressed doubt about our ability to continue as a going concern. We received a report on our financial statements for the years ended December 31, 2012 and December 31, 2013 from our independent registered public accounting firm that includes an explanatory paragraph and a footnote stating that there is substantial doubt about our ability to continue as a going concern due to its loses and negative net worth. Inclusion of a “going concern qualification” in the report of our independent accountants may have a negative impact on our ability to obtain financing and may adversely impact our stock price in any market that may develop.

We are starting a new line of business, on line music sales, and our operations remain subject to all of the risks inherent in a new operation.  We are becoming a public company in order to be able to develop our internet music and merchandise business.  We plan to continue to specialize in EDM offerings.  To that end we have entered into over 40 non-exclusive distribution agreements with EDM distribution companies for the sale of EDM on our website.  However, new businesses are frequently subject to delays in plan implementation, costs overruns and other difficulties that may adversely affect our results and the value of our stock.

We may have overestimated the viability of our proposed new operations.  We are expanding our business to offer EDM related merchandise through the internet and at festivals.  However, we do not have any formal study that indicates that there is an actual market for our proposed services which will be offered through our website and EDM festivals.  Accordingly, we may not realize results in our operations that will support a market for our stock over an extended period.

We are not subject to all of the requirements of the Securities Exchange Act of 1934 ("34 Act") and this will limit information available about us.  We will be subject to the information and reporting requirements of the Securities Exchange Act of 1934 and filed current reports, periodic reports, annual reports, and other information with the Securities and Exchange Commission, after the effective date of the Registration Statement of which this prospectus forms a part. We also anticipate that we will file a 1934 Act registration statement. Accordingly, we may become subject to proxy rules and Section 16 or 14 of the 1934 Act.   However, until such time as we do file a 34 Act registration statement information regarding securities holdings of our officers, directors and 10% stockholders will not be made available on a current basis and we will be able to take shareholder actions without complying with the SEC's proxy rules.  In addition, Section 15(d) of the 34 Act provides an automatic suspension of the periodic reporting obligation as to any fiscal year (except the fiscal year in which the registration statement became effective) if an issuer has fewer than 300 security holders of record at the beginning of such fiscal year.  Although we intend to file periodic reports, we could cease to do so at any time.

We will face substantial competition.  Competition in all aspects of the music industry is intense. We will compete against both large companies with substantial resources such as SFX Entertainment, Inc. and smaller companies, including new companies that might be formed with resources similar to our own. Competitors may seek to duplicate our offerings and our operating concepts are not protected as intellectual property. We may be forced to reduce our operating margins to meet competition and cannot promise that we can accomplish our sales goals and as a result may experience negative impact upon our operating results.

Our success depends to a large extent upon the continued service of key managerial employees and our ability to attract and retain qualified personnel.  Specifically, we are highly dependent on the ability and experience of our key employees, William Wong, our CEO, Jonathan Kadish, our COO and Scott Richmond, our President.  We do not have an employment agreement with any of our officers and the loss of any of them would present a significant setback for us and could impede the implementation of our business plan. There is no assurance that we will be successful in acquiring and retaining qualified personnel to execute our current plan of operations.

The ability of our officers to control our business will limit minority shareholders' ability to influence corporate affairs.  Mr. Kadish, our COO owns 7,530,738 of our shares. Mr.Wong, our COO  owns 6,809,271 of our shares.  Mr. Richmond, our President owns 30285,072 of our shares. Our three officers own an aggregate of 17,425,081 shares or approximately 87.1 % of our 20,000,000 issued and outstanding shares. Even if they were to sell all of their shares that are covered by this prospectus, they would still own an aggregate of 15,425,081 shares or approximately 77.1% of our issued and outstanding shares. Because of their stock ownership, our officers will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of our president may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding decisions made by our board. This level of control may also have an adverse impact on the market value of our shares because they may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/ or may sell sufficient numbers of shares to significantly decrease our price per share.

If we do not receive additional financing we will not be able to execute our planned expansion.  We require between $500,000 and $1,000,000 in debt or equity financing to affect a planned expansion of our operations to include an update of our current web site that can affect internet sales of EDM merchandise and to continue to enter agreements with music distributors. Management believes that it will be able to raise funds for us after this registration statement becomes effective and after we commence trading on the Over the Counter Bulletin Board (“OTCBB”) as investors would see that there would be an “exit strategy” for their investment. However, this may not prove to be the case and we cannot be certain that we will become OTCBB listed or that, even if we do, that additional funds will be raised. No one has committed to invest the money we need to complete our planned operations. If we cannot raise additional funds, it is unlikely that we will be able to support a stock price close to the amount paid by our investors and our investors may lose all or most of their investment. Recent economic developments and the current economic climate may make it especially difficult to raise additional funds. If we do not raise additional funds, we may be required to abandon our current business plan and either operate our plan on a much smaller scaled basis or seek a different line of business. However, we will use our concerted best efforts to seek additional funds and affect our planned business and we have no other present plans.

A deterioration in general economic conditions and their impact on consumer and business spending, particularly by customers in our targeted millennial generation demographic, would adversely affect our revenue and financial results.  Our business and financial results are influenced significantly by general economic conditions, in particular, those conditions affecting discretionary consumer spending and corporate spending. During past economic slowdowns and recessions, many consumers reduced their discretionary spending and advertisers reduced their advertising expenditures. An economic downturn can result in reduced purchases of EDM and EDM merchandise.  For consumers, such things as employment levels, fuel prices, interest and tax rates and inflation can significantly impact attendance and spending at EDM festivals and the levels of their purchases of music or other festival related items. For us, these risks may be exacerbated by the fact that our core customer demographic and the majority of attendees at EDM festivals are 18 to 34 years old, and this millennial generation is among the groups most negatively affected by the current economic slowdown. Business conditions, in particular corporate marketing and promotional spending, can also significantly impact our operating results. These factors affect our revenue from sponsorship and advertising. Accordingly, if current economic conditions fail to improve, and especially if they deteriorate, our growth and financial results will be adversely affected.

It is possible that the popularity of electronic music and the EMC community will not continue their current growth or even decline.  We have focused our business on the broad market for EDM, including electronic music festivals and events, venues, sponsorships and ecommerce. Accordingly, our growth strategy is dependent upon the continued growth of the popularity of electronic music and the EMC community. However, this growth is subject to the whims of public taste, which may change over time and which may be beyond our control. While interest in EDM has increased significantly over the past few years, this increase in interest may not continue, and it is possible that the public's current level of interest in EDM will decline. If either were to happen, the demand for and interest in EDM festivals, events and venues and our online properties could fail to meet our expectations or even decline. This would have a material adverse effect on our business and financial results.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, at such time as we are required to file an annual report pursuant to section 13(a) or 15(d) of the Exchange Act. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of the end of our fiscal year.   We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.  Our initial annual report may contain a statement to the effect that "This annual report does not include a report of management's assessment regarding internal control over financial reporting or an attestation report of the company's registered public accounting firm due to a transition period established by rules of the Securities and Exchange Commission for newly public companies."

We do not have a sufficient number of employees to segregate responsibilities and are presently unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees, and this may impair our ability to effectively comply with Section 404 of the Sarbanes-Oxley Act.  We currently do not have any employees but rely on specialized consultants who work free of charge and assist us in our web site operation and we rely on our three officers to perform all executive functions.  Accordingly, we cannot segregate duties to provide sufficient review of our financial activity. During the course of our testing our financial procedures, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.  Our officers’ lack of experience in accounting and financial matters may make our efforts to comply more difficult and cause us to hire consultants to assist him cutting into our resources.

Implications of Being an Emerging Growth Company.  As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the JOBS Act. For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

•

a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis included in an initial public offering registration statement;

•

an exemption to provide less than five years of selected financial data in an initial public offering registration statement;

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an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

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an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

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an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

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reduced disclosure about the emerging growth company's executive compensation arrangements.

An emerging growth company is also exempt from Section 404(b) of Sarbanes Oxley which requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. Similarly, as a Smaller Reporting Company we are exempt from Section 404(b) of the Sarbanes-Oxley Act and our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until such time as we cease being a Smaller Reporting Company.

As an emerging growth company, we are exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would cease to be an emerging growth company upon the earliest of:

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the first fiscal year following the fifth anniversary of this offering,

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the first fiscal year after our annual gross revenues are $1 billion or more,

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the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or

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as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.  As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus). Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8A (which we have no current plans to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act.  Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act. However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not "accredited investors" (or 2,000 persons in the case of banks and bank holding companies). The JOBS Act excludes securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold. This means that access to information regarding our business and operations will be limited.

Our three officers have divided responsibilities and are not required to devote any specified amount of time to our business.  Our three officers do not work for us full time and are involved in other businesses.  While we believe that they will be able to devote sufficient time to our affairs, they do not have written employment agreements and therefore are not contractually required to devote any specified amount of time to our business.  Conflicts may arise if their other interests require time and attention while their efforts are needed at our business and this may affect us adversely.

We may be subject to disruptions, failures or cyber-attacks in our information technology systems and network infrastructures that could have a material adverse effect on us. We intend to maintain and rely extensively on information technology systems and network infrastructures for the effective operation of our proposed merchandise marketing efforts. Techniques used to gain unauthorized access to private networks are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our customers, including credit card and debit card information and other personally identifiable information. If an actual or perceived breach of security occurs in our system, we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract customers, which in turn would adversely affect our results. We also would be required to expend significant resources to mitigate the breach of security and to address related matters.

Risks Related to Our Common Stock

Currently, there is no active public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations. Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. We plan to have our common stock listed on the OTC Bulletin Board ("OTCBB") maintained by the FINRA, but we have not selected a market maker to make an application for us and we can give no assurance that this goal will be accomplished.  Even if we obtain a trading symbol, there can be no assurances as to whether any market for our shares will ever develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.  Because of the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in these securities. See "Plan of Distribution" subsection entitled "Selling Shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions."

Our board of directors is authorized to issue shares of preferred stock, which may have rights and preferences detrimental to the rights of the holders of our common shares. We are authorized to issue up to 1,000,000 shares of preferred stock, $0.001 par value. As of the date of this prospectus, we have not issued any shares of preferred stock and have no plans to do so. Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as the Board of Directors may fix and determine from time to time. Any such preferences may operate to the detriment of the rights of the holders of the common stock being offered hereby.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors. Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf.  This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is are likely to materially reduce the market and price for our shares, if such a market ever develops.

Any market that develops in shares of our common stock will be subject to the penny stock restrictions that are likely to create a lack of liquidity and make trading difficult or impossible. Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by the FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

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the basis on which the broker or dealer made the suitability determination, and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.  Recently, several brokerage firms and clearing firms have adopted special “house rules” which make it more difficult for their customers to hold or trade low priced stock and these rules may make it difficult for our shareholders to sell their stock.

We do not intend to pay dividends on our common stock. We have not paid any dividends on our common stock to date and there are no plans for paying dividends on the common stock in the foreseeable future. We intend to retain earnings, if any, to provide funds for the implementation of our business plan. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which the Board of Directors determines can be allocated to dividends.

If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount. All of the outstanding shares of our common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell their shares As a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of six months. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

Any trading market that may develop may be restricted by virtue of state securities "Blue Sky" laws to the extent they prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states. There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend and may not be able to qualify securities for resale in approximately 17 states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also "Plan of Distribution-State Securities-Blue Sky Laws."

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders.  We are registering 2,550,417 of our 20,000,000 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

From our formation through the date of this Prospectus, 20,000,000 shares of common stock have been issued and we have 52 holders:

The Company was incorporated on December 12, 2013 at which time 17,600,000 shares of common stock were issued to the Company’s four founders in exchange for the membership interests in stock of SDMS, LLC, a New Jersey limited liability company.

In December 2013, the Company executed consulting agreements with three consultants who would provide general business consulting services and issued these consultants a total of 2,400,000 shares.  Each of the consultants is offering 133,333 of those shares hereunder.

In January 2014, our founders gave an aggregate of 45,533 shares to 42 persons.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

All shares offered under this prospectus are being offered by selling shareholders and may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of the date of this prospectus, and as adjusted to give effect to the sale of the shares offered hereunder.

SELLING SECURITY HOLDER AND RELATIONSHIP TO THE COMPANY, OR ITS AFFILATES, IF ANY	SHARES OWNED (NUMBER AND PERCENTAGE) BEFORE OFFERING	SHARES OFFERED	SHARES OWNED (NUMBER AND PERCENTAGE) AFTER OFFERING
William Wong, CEO and a Director	6,809,271 (34.0%)	763,906	6,045,365 (30.2%)
Jonathan Kadish, COO and a Director	7,530,738 (35.6%)	845,219	6,685,519 (33.4%)
Scott Richmond, President and a Director	3,085,072 (15.4%)	390,875	2,694,197 (13.5%)
Steve Shapero, member of SDMS,LLC	108,336 (0.5%)	108,334	0
AJO Capital, Inc. (1), consultant	800,000 (4.0%)	133,333	666,666 (3.3%)
Straight Arrow Holdings Corp (2), consultant	800,000 (4.0%)	133,333	666,666 (3.3%)
Eli Mani, consultant	800,000 (4.0%)	133,334	666,666 (3.3%)
Saovaluk Hsu	500*	500	0
Cindy Ngan Hoo Ng	500*	500	0
Martina Yee Ping Poon	500*	500	0
Karen Wong	500*	500	0
Stefan Guttensohn	3,000 (0.2%)	3,000	0
Nicole Hsu	500*	500	0
David Karon	500*	500	0
Brian Lee	500*	500	0
Scott Corbett	500*	500	0
Katherine Shine	500*	500	0
Cecilia Banh	500*	500	0
Joshua Belles	450	450	0
Bill Kraemer	23,333 (1.0%)	23,333	0
Bryan Deleon	500*	500	0
Matt Hinman	500*	500	0
Chris McDonald	500*	500	0
Wes Rolan	500*	500	0
Evan Toutz	500*	500	0
Brian Gibbs	500*	500	0
Stacy Lambert	500*	500	0
Mark Baatz	500*	500	0
Rafi Levin	500*	500	0
John Jordan	500*	500	0
Amber Timbol	500*	500	0
Justin Johnson	500*	500	0
Emmanuella Kariotis	500*	500	0
Matt Kerestesy	450*	450	0
Chris Casino	450*	450	0
Katelynn Jones	450*	450	0
Sam McCarthy	450*	450	0
Michael Presutto	450*	450	0
Nathan Fuller	450*	450	0
Nicole Clayton	450*	450	0
Benno Russel	3000*	3000	0
Rebecca Lightcap	450*	450	0
Alicia Richmond	300*	300	0
Marcell Gordon	50*	50	0
Anjolle Gauthier	50*	50	0
Amira Gauthier	50*	50	0
Micah Gauthier	50*	50	0
Tom Mello	200*	200	0
Bant Breen	450*	450	0
TOTALS	20,000,000 (100%)	2,550,417	17,441,583 (87.2%)
* less than 0.1% (1) This corporation is controlled by Dror Tepper. (2) This corporation is controlled by Aleksandr Kuterman

Messrs Kadish, Wong and Richmond, our officers and directors are Selling Stockholders and will each be considered to be an underwriter for purposes of this offering.  Their current intention is to remain as our officers and directors regardless of whether they sell a substantial portion of their stockholding in us.  They are nevertheless offering 2,000,000 shares in this offering (approximately 10.0% of all outstanding common shares) since otherwise sales by them would be restricted to 1% (or approximately 200,000 shares) of all outstanding shares every three months in accordance with Rule 144.  As our officer/control persons, Messrs. Kadish, Wong and Richmond may not avail themselves of certain provisions of Rule 144 which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the one-year holding period requirement is met.  Need to understand more about this.  How many shares do we need to put up as underwriter share with a fixed selling price?

Selling Stockholders other than our officers will sell at $0.25 until our stock is quoted on the OTCBB and thereafter at prevailing market prices, or privately negotiated prices.  Our officers, who are deemed to be underwriters, must offer their shares sold under this prospectus at a fixed price of $0.25 per share even if our shares are quoted on the OTCBB.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. 20,000,000 of our outstanding shares were issued at $0.001 in December 2013 upon our acquiring our present business.  Management has used its own judgment in making a bona fide determination of the offering price.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

•

on any market that might develop;

•

in transactions other than market transactions;

•

by pledge to secure debts or other obligations;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•

in a combination of any of the above.

Selling stockholders other than our three officers will sell at $0.25 until our stock is quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  Our three officers will only sell at a fixed price of $0.25 per share.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker/dealers. No broker–dealer participating in the distribution of the shares covered by this prospectus may charge commissions in excess of 7% on any sales made hereunder.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions.  In addition various brokerage firms and clearing firms have adopted “house rules” which further restrict the sale of low price stocks.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

This offering will terminate on the earlier of the:

     a) date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or

     b) date on which all shares offered by this prospectus have been sold by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of our registration statement to sell all or a portion of their shares in the Company to a broker-dealer as principal and the broker-dealer is acting as underwriter, we will file a post-effective amendment to our registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in our registration statement as required and filing the agreement as an exhibit to the registration statement.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets, which are commonly referred to as the OTCBB as maintained by the FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9 (as most recently amended and effective September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediate foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

STATE SECURITIES – BLUE SKY LAWS

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

We intend to apply for listing in a nationally recognized securities manual which, once published, will provide us with "manual" exemptions in 33 states.

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor's Corporation Records or another acceptable manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective.  Once we secure this listing, secondary trading can occur in these states without further action.  In order to obtain a listing in Standard and Poor's Corporation Records, the Company will be required to pay Standard and Poor’s a fee and to provide the publisher with information related to the Company’s business, capital expenditures, number of stockholders, transfer agent, stock price history, dividend history, digest of earnings, balance sheet information, and other information related to the Company.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

LIMITATIONS IMPOSED BY REGULATION M

Under applicable rules and regulations under the Exchange Act, including Rule 102 of Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. Rule 100 of Regulation M defines such restricted period as the period beginning on the latter of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant, and ending upon such person's completion of participation in the distribution.  In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to deliver copies of this prospectus or any related prospectus supplement, unless otherwise required to do so by federal securities laws.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and, to the best of our knowledge, none is threatened or anticipated.

DIRECTORS, EXECUTIVE OFFICERS PROMOTERS AND CONSULTANTS

Our officers and directors are as follows:

Name	Age	Position(s)
Jonathan Kadish William Wong Scott Richmond	47 38 44	Chief Operating Officer and Director Chief Executive Officer and Director President and Director

Term and Family Relationships

Our directors currently have a term which will end at our next annual meeting of the stockholders or until successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors. Since we only have one officer and one director and no family relationships exist among our officers, directors and consultants.

Business Experience

Jonathan Kadish was elected COO and a director on our formation and is the co-founder of Satellite Records, the largest EDM record store in the 1990s and 2000s., now a digital download store. His accomplishments at Satellite Records included the launching of the first record store to offer physical records over the Internet. Jonathan will oversee the development and acquisition of Satellite’s digital properties

William Wong was elected CEO and a director on our formation and has been COO/CTO at SatelliteEDM since Jan 2010, overseeing the technical design and the delivery of the retail platform and being responsible for the company’s finances. He spearheaded the development of SatelliteEDM’s digital platforms and its implementation. Previous to SatelliteEDM, William successfully founded and sold ShopperSafe, an ecommerce security company and was an integral part of building a leading Enterprise Knowledge Management company that was acquired by Oracle. William will be responsible for finding new game changing opportunities for the Satellite going forward. William holds a BASc in Systems Design Engineering from the University of Waterloo.

Scott Richmond was elected president and a director on our formation and is the founder of Satellite Records, the largest EDM record store in the 1990s and 2000s, now a digital download store. Satellite has been a technological innovator in the EDM scene since the launch of its website in 1996.  At its peak Scott managed 3 stores plus their website, with a staff of over 100 employees. Scott’s specialties include business development, content licensing, acquisition and management; sales and marketing.  Scott has over 20 years of experience with an unparalleled network in the EDM industry including hundreds of DJs, managers, booking agencies, record labels, music aggregators and distributors, and publishers.

Legal Proceedings

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

Code of Ethics

We have determined that due to our early stage of development and our small size, the present adoption of a code of ethics is not appropriate. If we grow we will adopt a suitable code of ethics.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The information in the following table sets forth the beneficial ownership of our shares of common stock (our only class of voting securities) as of the date of this prospectus, by: (i) our officers and directors; (ii) all officers and directors as a group; (iii) each shareholder who beneficially owns more than 5% of any class of our voting securities, including those shares subject to outstanding options.

Name and address of owner	Amount owned before the offering	Percent of class

William Wong c/o SDMS, Inc. 333 Court Street #2 Hoboken, New Jersey 07030	6,809,271	34.0%
Jonathan Kadish c/o SDMS, Inc. 333 Court Street #2 Hoboken, New Jersey 07030	7,530,738	35.2%
Scott Richmond c/o SDMS, Inc. 333 Court Street #2 Hoboken, New Jersey 07030	3,085,072	15.4%

All officers and directors	17,625,081	87.1%
as a group (3 persons)

DESCRIPTION OF CAPITAL STOCK

Introduction

We were established as a Nevada corporation on December 12, 2013. We are authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•  the number of shares and the designation of the series;

•  whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•  whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•  whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•  whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•  the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

The Company is authorized to issue One Hundred Million (100,000,000) shares of Common Stock (the Common Stock) of par value of $0.001, per share. As of the date of this Prospectus the Company had 20,000,000 shares of Common Stock issued and outstanding. Holders of Common Stock are each entitled to cast one vote for each Share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro-rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid unless and until the Company is profitable. Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding Shares of Common Stock are fully paid and non-assessable and all of the Shares of Common Stock offered thereby will be, upon issuance, fully paid and non-assessable.

Holders of Shares of Common Stock will have full rights to vote on all matters brought before shareholders for their approval, subject to preferential rights of holders of any series of Preferred Stock. We are not currently authorized to issue preferred stock and have no intention of amending our corporate documents to authorize preferred stock. Holders of the Common Stock will be entitled to receive dividends, if and as declared by the Board of Directors, out of funds legally available, and share pro-rata in any distributions to holders of Common Stock upon liquidation.

The holders of Common Stock will have no conversion, preemptive or other subscription rights. The Shares of Common Stock offered by this prospectus are validly issued, fully paid and non-assessable. The Company has issued no options or warrants and does not have any convertible securities outstanding.

Upon any liquidation, dissolution or winding-up of Journal, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require us to redeem or purchase their shares.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.  Even if they sell all of the shares offered by them under this prospectus, Messrs. Kadish, Wong and Richmond will directly own an aggregate of 77.1% of our outstanding shares.

Dividend Policy

The Company does not currently intend to declare or pay any dividends on its Common Stock, except to the extent that such payment is consistent with the Company's overall financial condition and plans for growth. For the foreseeable future, the Company intends to retain excess future earnings, if any, to support development and growth of its business. Any future determination to declare and pay dividends will be at the discretion of the Company's Board of Directors and will be dependent on the Company's financial condition, results of operations, cash requirements, plans for expansion, legal limitations, contractual restrictions and other factors deemed relevant by the Board of Directors.

Transfer Agent

We will use ClearTrust, LLC as our transfer agent.  Our Transfer Agent's address and phone number is 16540 Pointe Village Drive - Suite 206, Lutz, Florida 33558 (813) 235-4490

Shares Eligible for Future Sale

The Securities of the Selling Shareholders offered hereby currently are "restricted securities" as that term is defined in SEC Rule 144 of the 1933 Securities Act ("Rule 144"), and may not be resold without registration under the Securities Act. Provided certain requirements are met, the Shares of Common Stock purchased hereunder may be resold pursuant to Rule 144 or may be resold pursuant to another exemption from the registration requirement. Upon the effectiveness of this offering such shares will no longer be governed by Rule 144 unless they fall under the Affiliate sales limitation rules. Any additional shares the Company would issue after this offering may fall under Rule 144 unless registered.

Generally, Rule 144 provides that a holder of restricted shares of an issuer which maintains certain available public information, where such shares are held 6 months or more, may sell in every three months the greater of: (a) an amount equal to one percent of the Company's outstanding shares; or (b) an amount equal to the average weekly volume of trading in such securities during the preceding four calendar weeks prior to the sale. Persons who are not affiliates of the Company may sell shares beneficially owned for at least one year at the time of the proposed sale without regard to volume restrictions. Lastly, there is no existing public or other market for the Shares, and there is no assurance that any such market will develop in the foreseeable future.

See also “Plan of Distribution” subsection entitled "Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible" regarding negative implications of being classified as a "Penny Stock."

Indemnification

Under Nevada Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

FORWARD LOOKING STATEMENT INFORMATION

Certain statements made in this Prospectus involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving judgments with respect to, among other things, future economic, competitive and market conditions, technological developments related to the music business and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the current state of our operations, the inclusion of such information should not be regarded as a statement by us or any other person that our objectives and plans will be achieved. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth herein under the headings “Business,” “Risk Factors” and “Plan of Operations.”

OUR BUSINESS

SDMS, Inc. (“we”, “us” “the Company” or “SDMS”) is a Nevada corporation organized on December 12, 2013 to acquire all of the issued and outstanding membership interests of SDMS, LLC., a New Jersey limited liability company (the “Subsidiary”) from its present management.  All of our operations are conducted by the subsidiary. We have been in the business of selling electronic dance music (EDM) for over twenty years and our marketing has evolved with the music industry.  We have sold records and CD’s in retail outlets in New York City, Atlanta, Boston, and through our website. We have promoted festivals, concerts and other events for over twenty years.  Now we are seeking to become public so that we can implement our plan for the sale of EDM related merchandise along with electronic dance music through our website, at festivals and through EDM partners.  We will strive to continue as an important factor in the $4.5 billion ED industry and to leverage what management believes is a significant opportunity.  Our offices are located at 333 Court Street #2, Hoboken, New Jersey 07030 and our telephone number is (414) 254-6560. We maintain a web site for EDM sales at www.satelliteedm.com.   Any information that may appear on our web site should not be deemed to be a part of this prospectus.

Industry Overview

We are an established company in the EDM industry with a history in many phases of the industry, including record, tape and CD sales, music download sales, artist, concert and festival promotion.  According to Music Business Journal, the attendance at the top twenty EDM festivals grew from 1.9 million in 2009 to 3.4 million in 2013 with revenues of $4.5 Billion.

Our Operations

In our 20 plus years in the EDM industry we have learned to assess and chose our partners for investing and partnering with festivals, artists, management and brands. Some of the venues in which Satellite has booked include the following; Roseland, Hammerstein Ballroom, Brooklyn Bridge Anchorage, Asbury Park Convention Center, Mid Hudson Civic Center and Studio 54.

We are active in talent searching and as a tastemaker.  We are experienced in booking top talent. We have worked in conjunction with some of the worlds’ top DJs and talent agencies and believe that we can use that knowledge and those relationships to further assist in our proposed operations. Some of the DJs booked for Satellite events include: Laidback Luke (US Debut), Carl Cox (US Debut), Basement Jaxx (US Debut), Richie Hawtin/Plasticman, Josh Wink, Tiga, Derrick Carter, Cajmere, DJ Sneak, Jeff Mills, Supa DJ Dmitry, Moby.

Our former retail stores in New York, Boston and Atlanta had revenues of over $7 million at their peak and $60 million over the course of 10 years.  Almost half of the top DJs on the “DJ List” (http://thedjlist.com/world/United_States/New_York/djs/_ are our former retail store customers.

Planned Activities and Marketing

We intend to leverage our experience and reputation in the EDM industry to bring together merchandise, music and festivals in a new way. Management believes that merchandise and music sales have generally gone hand in hand that this source of revenue has been largely overlooked by EDM artists. Management also believes that the increase in live music venues and the expansion and increased ease of utilization of Internet distribution is making music related merchandise a potentially significant revenue source which with the right development can not only serve us well, but become significant to all participants in the EDM industry.

WWD estimated that the average concert attendee spends around $5 to $10 per head, but there are exceptions where spending is higher. Paul McCartney’s Summer Live ’09 tour, a series of three concerts, grossed approximately $1.2 million cumulatively on merchandise. Madonna’s US dates in 2012 grossed $75 million in merchandise, against a total of $300 million from the tour itself.  We believe that we can convince festival organizers and artists that millions of dollars in revenue are being lost because artists and music festivals lack the infrastructure to handle merchandise. For example, in September 2013, TomorrowWorld, an EDM festival in Chatahoochee Hill, Georgia had over  140,000 attendees. There were nearly 300 DJ’s performing at this three day event. One, Sebastian Ingrosso, a former member of Swedish House Mafia, has over 1.3 million followers on Facebook, but had no merchandise available for sale at this event. Like Ingrosso, most DJ’s at this festival did not have any merchandise available for their fans.  We believe that many artists’ and labels’ lack expertise in internet or other merchandising. EDM artist that do sell merchandise do so through their own website and social media.  Very few capitalize on selling to fans around events or during events which is when most merchandise is purchased. There is no company that has secured the rights to sell a critical mass of EDM artist merchandise.  Accordingly, the EDM industry needs a platform that artists can leverage to manage their merchandise production and distribution worldwide.  We have long standing relationships with artist management to enable us to seek to consolidate the fragmented merchandise marketplace. Our vision is to provide a turnkey solution for artists, promoters and festival organizers to offer merchandise and for retail channels such as festivals, websites and mobile apps to be able to plug into the platform.

We hope to increase our music download business through entry into countries in Asia and Africa where EDM is popular, but the market is not saturated by iTunes.  We also hope to enable sponsored downloads to reduce the consumer’s cost.

We will seek to leverage our longstanding relationships with the following companies: EDMX – (a world-wide festival app); One Beat (exclusive platform on Xbox for EDM); Sympler (selected top suggested app in app store Oct 2013 integration for festivals and brands); Qnary (social media reputation management system that integrates with brand and music segments.  We cannot give any assurance that these relationships will continue or will prove beneficial.

Competition

We believe that we are the only company seeking to bridge the areas of merchandising, festivals and music sales for the EDM industry. However, within each segment there is significant competition.  SFX Entertainment is a large publically held company with far greater resources than us that also sells music and merchandise through its web site.  However, SFX Entertainment runs its own festivals and we believe that they would be viewed as competitors by independent festival operators.  In music sales we will compete with iTunes and others, but they do not have direct involvement with festivals and merchandising.  Many of our competitors have far greater resources than us and we plan to compete based on our unique combination of offerings.

Properties

We do not presently maintain an office, but operate out of our management’s residences.  We are planning to open an office in rented space in Manhattan during 2014.

Intellectual Property Rights

Do we have any? We do have trademarks on Satellite and Satellite Records for the classes of retail and music

Personnel

We currently no employees except, and rely on the efforts of our three officers and dedicated EDM enthusiasts who have provided services to us on a voluntary basis.

Customers

No customer represented more than ten (10%) of our revenue during the last two fiscal years.

Internet Website

We maintain a website for our EDM sales at http://www.satelliteedm.com.  The information on such website should not be considered a part of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in the “Risk Factor” section.

OVERVIEW

We are a retailer of EDM in various formats and a service provider to the EDM industry.  We are becoming a public company in the hopes of raising funds for our proposed expansion of our offerings as outlined herein.  While we discuss our present operations below, the most critical part of our future is our development plans.  Implementing our planned business operations is dependent on our ability to raise between $400,000 and $1,000,000 of additional capital after all offering expenses paid to a placement agent, attorneys, accountants and the like.

Our plan is to utilize such capital we raise as follows:

If a Net of $500,000 is Raised	If a Net of $2,000,000 is Raised

•

Acquire licenses from artist management to sell merchandise worldwide (including any advances required)

•

Hire merchandise resource to coordinate design, production and distribution

•

Design, production and distribution of merchandise

•

Invest in merchandise tables at festivals and hire teams to sell merchandise at festivals

•

Update current website to incorporate merchandise

•

Build API to allow ticket companies, festivals and events to integrate merchandise into their websites and apps. Want tickets

•

Grass root marketing through presence at festivals and word of mouth

•

Acquire more licenses to start and potentially from bigger artists (including any advances required)

•

Hire merchandise resource to coordinate design, production and distribution

•

Design, production and distribution of merchandise

•

Invest in merchandise tables at festivals and hire teams to sell merchandise at festivals

•

Update current website to incorporate merchandise

•

Build API to allow ticket companies, festivals and events to integrate merchandise into their websites and apps.

•

Marketing – Worldwide campaign through social media and in-festival marketing. Innovative Marketing campaigns with brands such as a bus tour

•

Ad buys through media campaign

•

Business development – Find new distribution channels for our merchandise. Work with brand names to create limited run merchandise

•

Investing in other mobile technologies in the EDM space.

The foregoing are estimates only and any funds may be reallocated based upon management’s evaluation of then existing conditions. Until we raise additional funds we will continue operations at approximately our current levels.  In addition, being a public company will cost us approximately $20,000 a year in professional and other fees.  We will continue to rely on advances from our officers, as required, to meet these obligations.  However, none of our officers has entered into a written agreement with us to provide any financial support.  Our plan is to complete a private capital raise in the next 12 months, but we do not have any present commitments for raising any capital.

Year ended December 31, 2013 vs. Year ended December 31, 2012

Revenues, which were principally from music sales in FY 2012 and 2013 decreased to $10,680 in 2013 from $15,817 in 2012 due to a number of factors.  Management believes that the most important factors were increases in: (i) the popularity of streaming services like Spotify which offer an alternative to buying music and (ii) illegal downloading of music.  Management further believes that these trends are likely to continue and is seeking to enhance our operations by entering into additional revenue lines.

Our operating expenses increased to $52,726 in 2013 from $48,063 in 2012 as we found more cost effective alternatives to operating our technical infrastructure, but these savings were outweighed by increased licensing fees and costs associated with preparing to become a public company. Additionally, we increased our use of crowd sourced content management and reduced our marketing costs through leveraging our built up social media presence.

We are leveraging our current music download infrastructure and relationships in EDM to capitalize on the growing EDM merchandise market which we believe has a lot less competition that we hope will increase revenues significantly.

INFLATION

Inflation can be expected to have an impact on our operating costs. A prolonged period of inflation could cause a general economic downturn and negatively impact our results. However, the effect of inflation has been minimal over the past three years.

SEASONALITY

We do not believe that our business will be seasonal to any material degree.

LIQUIDITY AND CAPITAL RESOURCES

As at December 31, 2013, we had cash on hand of $3,557.  We have relied on cash advances from our three officers toatalling $120,945 to fund our operations, but  our officers have no obligation to continue to make such advances.   If our officers were to fail to make any further advances and we were to fail to raise any additional funds, we believe we could continue operations for only a few months. .

OFF BALANCE SHEET ARRANGEMENTS

None

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was incorporated on December 12, 2013 and in upon our organization we issued 17,600,000 shares of common stock to our three officers and a former officer in exchange for all of the issued and outstanding membership interests of SDMS, LLC, a New Jersey limited liability company.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash annual remuneration of our three officers and directors during our past two fiscal years:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compen- sation	Total
Jonathan Kadish, CoO	2012	$0	$0	$0	$0	$0	$0	$0	$0
	2013	$0	$0	$0	$0	$0	$0	$0	$0
Willaim Wang, CEO	2012	$0	$0	$0	$0	$0	$0	$0	$0
	2013	$50,000	$0	$0	$0	$0	$0	$0	$0
Scott Richmond, President	2012	$0	$0	$0	$0	$0	$0	$0	$0
	2013	$50,0000	$0	$0	$0	$0	$0	$0	$50,000

The Company has not paid and has no present plan to give any compensation other than cash and the granting of shares of common stock. The Company does not have any Stock Option Plan or other equity compensation plans.

Employment Agreements

We do not have employment agreements with our executive officers or directors.  We have verbal understandings with our executive officers regarding reimbursement for actual out-of-pocket expenses.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in the Summary Compensation Table set forth above that would in any way result in payments to any such person because of his or her resignation, retirement or other termination of such person’s employment with us.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607. Mr. Hariton does not own any shares of our common stock.

EXPERTS

The financial statements of SDMS, Inc. as of December 31, 2013 and 2012, for the years then ended, included in this prospectus have been audited by Beckstead & Company, CPAs, independent registered public accounting firm, and have been so included in reliance upon the report of Beckstead & Company, CPAs given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

As of the date of this prospectus, we became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20649. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report containing audited financial statements, at no cost to you, by writing or telephoning us at the following address:

SDMS, Inc., c/o SDMS, LLC, SATELLITE RECORDS, 333 COURT STREET #2 ,HOBOKEN, NJ 07030

SDMS, LLC

Satellite

Financial Statements as of and for the

Years Ended December 31, 2012 and 2011 and

September 30, 2013 and 2012, respectively,

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Members of SDMS, LLC

We have audited the accompanying balance sheets of SDMS, LLC (the “Company”) as of December 31, 2013 and 2012 and the related statements of operations, members’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SDMS, LLC as of December 31, 2013 and 2012 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements for 2013 and 2012 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has negative operating cash flow through December 31, 2013 and has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beckstead & Company

Henderson, Nevada

April 24, 2014

SDMS, LLC
BALANCE SHEET

	December 31,
ASSETS	2013	2012

CURRENTASSETS:
Cash	$3,557	$1,630
Total current assets	3,557	1,630

TOTAL ASSETS	$3,557	$1,630

LIABILITIES AND MEMBERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$-	$423
Accrued interest - related party	29,027	19,351
Accrued expenses	10,000	-
Short-term borrowings-related party	120,945	120,945
Total current liabilities	159,972	140,719

TOTAL LIABILITIES	159,972	140,719

Commitments and contingencies	-	-

MEMBERS' DEFICIT
Common stock, $0.001par value, 100,000,000 shares authorized,
20,000,000 and 12,272,826 issued and outstanding at December 31,
2013 and 2012, respectively.	20,000	12,273
Additional paid-in capital	91,423	63,751
Accumulated deficit	(267,838)	(215,113)
Total members' deficit	(156,415)	(139,089)
Total liabilities and members' deficit	$3,557	$1,630

The accompanying notes are an integral part of these financial statements.

SDMS, LLC
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2013	2012

Revenues	$10,680	$15,817
Operating expenses
Cost of revenue	19,095	8,461
General and administrative	34,635	39,602
Total operating expenses	53,730	48,063
Loss from operations	(43,050)	(32,246)
Other expense:
Interest expense – related party	9,676	9,676
Total other expense	9,676	9,676
Net loss	$(52,726)	$(41,922)

Basic and diluted net loss per common share	$(0.00)	$(0.00)

Weighted average shares of capital outstanding - basic	13,952,099	9,764,308

The accompanying notes are an integral part of these financial statements.

SDMS, LLC
STATEMENTS OF MEMBERS' DEFICIT
YEARS ENDED DECEMBER 31, 2013 AND 2012

	Common Stock		Additional	Accumulated	Members'
	Shares	Amount	Paid in Capital	Deficit	Equity (Deficit)
Balance, January 1, 2012	6,921,490	$ 6,922	$ 35,954	$ (173,191)	$ (130,316)
Contributions from members	5,351,336	5,351	27,798		33,149
Net loss				(41,922)	(41,922)
Balance, December 31, 2012	12,272,826	$ 12,273	$ 63,751	$ (215,113)	$ (139,089)
Contributions from members	5,327,174	5,327	27,672		32,999
Common stock issued for services	2,400,000	2,400	-		2,400
Net Loss				(52,726)	(52,726)
Balance, December 31, 2013	20,000,000	$ 20,000	$ 91,423	$ (267,838)	$ (156,415)

The accompanying notes are an integral part of these financial statements.

SDMS, LLC
STATEMENTS OF CASH FLOWS
	For the Years Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(52,726)	$(41,922)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	2,400	-
Forgiveness of accounts payable	(423)	-
Changes in operating assets and liabilities:
Accrued expenses	10,000	-
Accrued interest expenses	9,676	9,676
Net cash used in operating activities	(31,073)	(32,246)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from members contribution	$32,999	$33,149
Net cash provided by financing activities	32,999	33,149
NET INCREASE (DECREASE) IN CASH	1,927	903
CASH, BEGINNING BALANCE	1,630	727
CASH, ENDING BALANCE	$3,557	$1,630
Supplemental Disclosure of Cash Flows Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
The accompanying notes are an integral part of these financial statements.

SDMS, LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Description of Business

•

SDMS, LLC (the “Company”) is a New Jersey Corporation organized December 29, 2009 and commenced operations during the first quarter 2010. The Company has acquired the web site www.satelliteedm.com. The Company’s business model surrounds its interest in the Satelliteedm.com website utilizing its digital download site for dance music and leveraging its experience to bring together merchandise, music and festivals product offerings.

•

The Company’s fiscal year end is December 31.

•

The Company currently maintains its corporate office in Hoboken, New Jersey.

2.  Summary of Significant Accounting Policies

•

Management is responsible for the fair presentation of the Company’s financial statements, prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Use of Estimates

•

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in the determination of depreciation and amortization, the valuation for non-cash issuances of common stock, and the website, income taxes and contingencies, among others.

Cash and Cash Equivalents

•

The Company classifies as cash and cash equivalents amounts on deposit in the banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase.

Fair Value of Financial Instruments

•

Statement of financial accounting standard FASB Topic 820, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Income Taxes

•

The Company is formed as a Limited Liability Company.  Therefore, all tax consequences are flowed-through to its members with no effect on the Company’s financial statements.

Revenue Recognition

•

The Company generates its revenue from products sold on items distributed from the Company’s website.

•

All sources of revenue is recorded pursuant to FASB Topic 605 Revenue Recognition, when persuasive evidence of arrangement exists, delivery of services has occurred, the fee is fixed or determinable and collectability is reasonably assured.

Concentration of Credit Risk

•

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions.  At various times during the year, the Company may exceed the federally insured limits.  To mitigate this risk, the Company places its cash deposits only with high credit quality institutions.  Management believes the risk of loss is minimal.  At December 31, 2013 and 2012 the Company did not have any uninsured cash deposits.

Impairment of Long-lived Assets

•

The Company accounts for long-lived assets in accordance with the provisions of FASB Topic 360, Accounting for the Impairment of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair values are determined based on quoted market value, discounted cash flows or internal and external appraisals, as applicable.

Recent Accounting Pronouncements

•

The Company has assessed all newly issued accounting pronouncements released during the years ended December 31, 2013 and 2012, and have found none of them to have a material impact on the Company’s financial statements.

3.  Going Concern

•

The Company's financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business.  Because the business is new and has limited operating history and relatively few sales, no certainty of continuation can be stated.

•

Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

4.  Other Current Liabilities

•

Other current liabilities consist of the following at December 31,

	2013	2012

Imputed interest on related party note- partners	$29,027	$19,351
TOTAL	$29,027	$19,351

5.  Short Term Borrowings –related party

•

Short Term Borrowings – related party consist of the following at December 31,

	2013	2012
Jonathan Kadish, COO and member	$35,000	$35,000
Stephen Shapero, member	24,985	24,985
William Wong, CEO and member	60,960	60,960
TOTAL	$120,945	$120,945

These short term borrowings represent funds contributed to the company to assist in operating cash requirements. There is no formal document note or term of repayment for these funds advanced.

The Company has imputed interest on these notes at a rate of 8% annually.

Imputed interest expense accrued on the note payable to these members totaled $9,676 and $9,675 for the years ended December 31, 2013 and 2012, respectively.

6.  Capital Stock Activity

•

The Company’s Articles of Organization authorize the issuance of 100,000,000 shares of $0.001 par value common stock.

•

The Company has 20,000,000 and 12,272,826 shares of common stock issued and outstanding as of December 31, 2013 and 2012, respectively, 17,600,000 was issued to four shareholder whose investment of $109,023 was made in several tranches over a period of time from inception to December 31, 2013.

Dividends

•

The Company has never issued dividends.

Warrants

•

The Company has never issued any warrants.

Options

•

The Company has never issued options.

7.  Advances by Affiliates

•

The Company received cash from its members to supplement the Company’s working capital.  The balances are included in short term borrowings – related party balances of $120,945 and 120,945 in 2013 and 2012, respectively. There are no formal Notes. However, it is the intention of the members that these members may not demand repayment of the Note until the Company is profitable, and in a positive cash flow position. At that time, these members may demand repayment.

•

Imputed interest expense accrued on the note payable to these members totaled $9,676 and $9,676 for the years ended December 31, 2013 and 2012, respectively.

•

Furthermore, the members purchased 17,600,000 shares of the Company’s common stock for cash totaling $109,023 in several tranches over a period of time beginning at the inception of the Company through December 31, 2013.  During the twelve month period ending December 31, 2013 and 2012 these members purchased $32,999 and $33,149, respectively.

8.  Fair Value of Financial Instruments

Cash and Equivalents, Receivables, Other Current Assets, Accounts Payable, Accrued and Other Current Liabilities

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The application of the three levels of the fair value hierarchy under Topic 820-10-35 to our assets and liabilities are described below:

Fiscal 2013 Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Liabilities

Short and long-term debt	$120,945	$-	$-	$120,945
Total	$120,945	$-	$-	$120,945

	Fiscal 2012 Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Liabilities

Short and long-term debt	$120,945	$-	$-	$120,945
Total	$120,945	$-	$-	$120,945

9.  Net Loss per Share of Common Stock

•

The Company has adopted FASB Topic 260, "Earnings per Share," which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. However, shares associated with convertible debt, stock options and stock warrants are not included because the inclusion would be anti-dilutive (i.e. reduce the net loss per common share).  There were no anti-dilutive instruments.

	2013	2012
Numerator - basic and diluted loss per share net loss	$ (52,726)	$ (41,922)

Net loss available to common stockholders	$ (52,726)	$ (41,922)

Denominator – basic and diluted loss per share – weighted average common shares outstanding	13,952,099	76,024
Basic and diluted earnings per share	$ (0.00)	$ (0.55)

10.  Subsequent Events

•

SDMS, Inc. was formed to enjoin the Company as a wholly-owned subsidiary for purposes of filing a registration statement with the US Securities and Exchange Commission. SDMS, Inc. is a Nevada corporation organized on December 12, 2013 to acquire all of the issued and outstanding membership interests of SDMS, LLC, a New Jersey limited liability company (the “Subsidiary”) from its present management.  The acquisition of the Company as a wholly-owned subsidiary has not been formalized as of the release date of these financial statements.

•

Management of the Company has assessed all significant subsequent events through the date upon which the financial statements first became available for public release.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are filed with this Registration Statement on Form S-1.

Exhibit No.	Description

3.1	Certificate of Incorporation*

3.2	Bylaws*

4.2	Specimen Stock Certificate***

5.1	Legal Opinion***

10.1	Form of Non-Exclusive Download Rights Agreement*

22.1	Subsidiaries of the Registrant*

23.1	Consent of Beckstead & Company, CPAs **

23.2	Consent of Frank J. Hariton, Esq. (to be included in Exhibit 5.1)

*Previously Filed

**Filed herewith

***To be filed by amendment

UNDERTAKINGS

We hereby undertake to:

1.

 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

2.

 To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

3.

 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

4.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

5.

 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.

 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

7.

 That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

6.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this Registration Statement on Form S-1 to be signed on our behalf by the undersigned, thereunto duly authorized, in the Town of Hoboken, State of New Jersey on April 30, 2014

SDMS, Inc.,

By: /s/ William Wong

Name: William Wong

Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date
/s/ William Wong William Wong	Chief Executive Officer and a Director (Principal Executive, Financial and Accounting Officer)	April 30, 2014

/s/ Jonathan Kadish Jonathan Kadish	Chief Operating Officer and a Director	April 30, 2014
/s/ Scott Richmond Scott Richmond	President and a Director	April 30, 2014